Exhibit 99.1

Jack Markell Elected a Director of
Graham Holdings Company

ARLINGTON, VA - May 4, 2017 - Graham Holdings Company (NYSE: GHC) announced today that Jack A. Markell has been elected to the Board of Directors.

Markell served from 2009-2017 as the Governor of Delaware, leading a $4 billion enterprise with 30,000 employees. During his tenure, Delaware emerged from the great recession with the strongest job growth in the region and among the best private sector wage growth in the country. Markell was particularly focused on improving Delaware’s schools and positioning its citizens for future prosperity by launching and scaling important workforce development efforts. Before he was elected Governor, Markell served ten years as Delaware’s State Treasurer.

Prior to public service, Markell held several executive leadership roles in corporate development, investor relations, strategic mangement, and consulting with First Chicago Corporation, McKinsey & Company, Comcast Corporation and Nextel.

Donald E. Graham, chairman of Graham Holdings Company, said: “Governor Markell, a businessman turned Governor, will make an outstanding director of our company. We are fortunate that he has agreed to join our board.”

Markell serves on the National Board of Directors of Jobs for America’s Graduates and as a trustee of the Annie E. Casey Foundation. He earned his undergraduate degree in economics and development studies from Brown University and an MBA from the University of Chicago.

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Contact:    Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450